Exhibit 99.3

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

PIXANTRONE INCREASES PROGRESSION-FREE SURVIVAL BY 81% COMPARED

TO STANDARD CHEMOTHERAPEUTIC AGENTS IN PHASE III RELAPSED

AGGRESSIVE NON-HODGKIN’S LYMPHOMA TRIAL

January 28, 2009 Seattle—Cell Therapeutics (CTI) (NASDAQ and MTA: CTIC) announced today preliminary progression-free survival (PFS) results from its pivotal phase III EXTEND (PIX301) trial of pixantrone that show patients with advanced, relapsed aggressive non-Hodgkin’s lymphoma (NHL) treated with pixantrone experienced a statistically significant improvement in median progression-free survival, compared with other single-agent chemotherapeutic agents (4.7 months vs. 2.6 months, p < 0.01, pixantrone vs. standard chemotherapy) based on an intent to treat analysis. PFS was a prospectively defined secondary endpoint in the study.

“We always believed the effectiveness of pixantrone would translate into a meaningful difference for patients with relapsed aggressive NHL and these dramatic and significant differences in PFS in this tough to treat group of patients provides that evidence,” stated James A. Bianco, M.D. Chief Executive Officer of CTI. “Pixantrone is the first agent in this patient population to demonstrate a significant and meaningful PFS advantage. We believe these data will support a priority review designation on our New Drug Application (NDA) once we share them with the Food and Drug Administration (FDA).”

The Company had previously announced that its pivotal phase III (PIX 301) EXTEND trial had achieved its primary endpoint with patients randomized to treatment with pixantrone achieving a significantly higher rate of confirmed (CR) and unconfirmed complete remissions (CRu) compared to patients treated with standard chemotherapy (14/70 (20.0%) for pixantrone arm compared to 4/70 (5.7%) for the standard chemotherapy arm, p = 0.02) with no patients in the standard chemotherapy arm achieving a confirmed complete remission. Additionally, pixantrone treatment also significantly increased the overall response rate (CR/CRu+PR) (26/70 (37.1%) for pixantrone arm compared to 10/70 (14.3%) for the control arm, p = 0.003). PFS, CR/CRu and ORR were determined by an independent assessment panel that was blinded to the treatment assignments.

The most common serious toxicities (>5%) seen in previous trials of pixantrone include grade 3 and 4 neutropenia and febrile neutropenia. Complete safety information is not yet available for the study, however, the study was monitored on an ongoing basis by an independent Data Safety Monitoring Committee and no serious concerns were raised.

The EXTEND clinical trial is a phase III single-agent trial of pixantrone for patients with relapsed, aggressive non-Hodgkin’s lymphoma who received two or more prior therapies and who were sensitive to treatment with anthracyclines. The trial enrolled 140 patients and patients were randomized to receive either pixantrone or another single-agent drug currently used for the treatment of this patient population and selected by the physician. The trial was designed to examine the complete remission or unconfirmed complete remission rate, overall survival and progression-free survival. The study received Special Protocol Assessment approval from the FDA in 2004 and pixantrone has received fast track designation for this indication.

The Company announced on January 27, 2009 that after a pre-NDA communication with the FDA, it expects to begin submission of a rolling NDA and request priority review for pixantrone to treat relapsed aggressive NHL in the first quarter of 2009.

About Pixantrone

Pixantrone (BBR 2778), a DNA intercalating antitumor agent that contains an aza-anthracenedione molecular structure, differentiating it from anthracycline chemotherapy agents, was discovered by our scientists in Bresso, Italy. Pixantrone is a novel DNA major groove binder that contains an aza-anthracenedione molecular structure, differentiating it from anthracycline chemotherapy agents. Anthracyclines have been shown to be very active clinically in a number of tumor types, such as lymphoma, leukemia, and breast cancer. For these diseases, anthracycline-containing chemotherapy regimens are effective in first-line (initial) treatment. However, they may cause cumulative heart damage that limits lifetime dosage and does not allow for retreatment. Pixantrone has been designed to reduce the potential for heart damage compared to currently available anthracyclines or anthracenediones without a loss in anti-tumor or immunomodulatory activities.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with pixantrone in particular including, without limitation, the results of complete safety information, the ability of the company to file a rolling NDA in the first quarter of 2009,a determination by the FDA that the PIX301 trial is insufficient to support an NDA filing and that the FDA would grant priority review, the potential failure of pixantrone to prove safe and effective for treatment of relapsed aggressive NHL as determined by the FDA, the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors